Exhibit 10.5

October 13, 2020 Sarah Reiter

[***]

[***]

Dear Sarah,

On behalf of Calyxt, Inc., (the “Company”), I am pleased to offer you a position with the Company as Vice President, Business Development. This offer letter agreement (this “Letter”) sets forth the terms of your offer which, if you accept, will govern your employment with the Company.

1.	Certain Definitions. Certain words or phrases used in this Letter with initial capital letters will have the meanings set forth in paragraph 12 hereof.

2.

Employment. If you accept the terms of this Letter by October 15, 2020, the Company will employ you beginning on October 19, 2020 (the “Effective Date”) at the latest, upon the terms and conditions set forth in this Letter, and ending as provided in paragraph 6 hereof. Notwithstanding anything in this Letter to the contrary, you will be an at-will employee of the Company and you or the Company may terminate your employment with the Company for any reason or no reason at any time. The period during which you are employed by the Company is referred to in this Letter as the “Employment Term.”

3.

Position and Duties. You shall serve as Vice President, Business Development of the Company and shall have the duties, responsibilities and authority consistent with an executive serving in such position, subject to the Company’s sole right to expand or reduce such duties, responsibilities and authority, either generally or in specific instances. You shall devote your full-time business time and attention to the performance of your duties under this Letter and will not engage in any other business activities or serve on boards of directors or similar bodies of other organizations without the prior consent of the Company’s Board of Directors. Notwithstanding the foregoing, you will be permitted to purchase and own less than five percent (5%) of the publicly-traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls such corporation, and provided further that this ownership does not interfere with the performance of your duties and responsibilities to the Company, including but not limited to the duties and responsibilities set forth in

2800 Mount Ridge Road, Roseville, MN 55113 (651) 683-2803

www.calyxt.com

this Section 3. As of the Effective Date, you will report to the Chief Executive Officer of the Company, which is subject to the Company’s sole right to change.

4.

Place of Employment. The principal place of your employment will be your home office in Woodland, California. You may move job location to another U.S. locale after receiving a written consent from the Company.

Given the responsibilities of your position at the Company, you will be expected to spend at least three days each month in the Company headquarters, currently based in Roseville, MN. This is in addition to attending Company and industry meetings, as required or beneficial by your role. All business travel must be in accordance with the Company’s policies and subject to expense reimbursement in accordance therewith.

You agree to shift your normal working hours to align with the Central Time Zone. In addition, within 30 days of the Effective Date and annually thereafter, you will identify the key management practices related to distance management, such as regular, scheduled interaction with members of your direct team and members of Calyxt leadership team, and in-person attendance of leadership team meetings at least once per month.

At the one-year service anniversary, you will have an opportunity to communicate to the Company your intent to relocate to Minneapolis and accept the relocation package terms (Exhibit A). If you choose to maintain your remote work arrangement in California and decline the relocation package, the status quo will remain in place and you will continue to bear the responsibilities of such an arrangement.

5.	Compensation and Benefits.

a.

Salary. The Company shall pay you an annualized salary of $290,000 (the “Base Salary”) during the Employment Period in periodic installment in accordance with the Company’s payroll practices as may be in effect from time to time, but not less frequently than monthly. Your Base Salary will be subject to review at least annually by the Board and the Board may, but will not be required to, increase your Base Salary during the Employment Term.

b.

Cash Sign-On Bonus. The Company will give you a one-time Cash Sign-On Bonus in the amount of twenty thousand dollars ($20,000), minus all appropriate deductions for local, state, federal and payroll tax withholdings. This Bonus will be paid in a single payment with your first Company paycheck. If you voluntarily terminate your employment with the Company or your employment is terminated by the Company for Cause one (1) year after the

Effective Date, you agree to repay the entire gross amount of the Cash Sign- On Bonus to the Company. The reimbursement will be made by certified or bank check no later than thirty (30) days following your Termination Date. In the event of a repayment, the Company will make appropriate adjustments to your tax withholdings, reflecting the fact of said repayment.

c.

Annual Performance Bonus. For each calendar year of the Employment Term, you will be eligible to receive an annual performance bonus (“Annual Performance Bonus”) from the Company, with an amount of such bonus equal up to thirty-five percent (35%) of your Base Salary and a multiplier on Annual Target of 0.7 to 1.5x. You are eligible to earn a prorated Annual Performance Bonus for your individual contribution and the Company’s performance between the Effective Date and December 31, 2020. Your Annual Performance Bonus will be based on achievement of individual and/or Company performance goals that are established by the Board in its sole discretion at the beginning of each calendar year. Following the close of each calendar year, the Board shall determine whether you have earned an Annual Performance Bonus, and the amount of any such bonus, based on the goals established at the beginning of the year. Payment of the Annual Performance Bonus is expressly conditioned upon your employment with the Company on the date the Annual Performance Bonus is paid. The Annual Performance Bonus will be paid within seventy-five (75) days after the end of the calendar year to which it relates. Your target Annual Performance Bonus will be subject to periodic review and adjustment by the Board, in its sole discretion, from time to time.

d.

Equity Award. Not later than sixty days after the Effective Date, subject to the Board and majority shareholder approval as may be required, you will be granted a stock option (the “Option”) to purchase up to 75,000 shares of the Company’s Common Stock, pursuant to the Company’s Stock Incentive Plan (the “Plan”). You will be eligible to participate in and receive additional stock option or equity award grants under the Company’s equity incentive plan from time to time in the sole discretion of the Board and majority shareholder, as applicable, and in accordance with the terms and conditions of such plans.

e.

Executive Benefits Package. You will be entitled during your employment to participate in the Company’s Executive Benefits Package. The Company’s “Executive Benefits Package” means those benefits (including benefits for which substantially all of the employees of the Company are from time to time generally eligible), as determined from time to time by the Company’s Board of Directors (the “Board”). The Company reserves the right to amend or cancel any employee benefit plans, programs, or practices at any time in its sole discretion, subject to the terms of the employee benefit plan and applicable law.

f.

Vacation. During the Employment Period, you will be entitled to take paid vacation pursuant to the Company’s existing policies and applicable law regarding paid vacations. You will be entitled to twenty (20) days of paid vacation per calendar year, pro rated for 2020.

6.	Termination Events. Your employment with the Company will continue until terminated upon the occurrence of any of the following events:

a.	Your death;

b.	Your Permanent Disability;

c.	Your written notice of your termination of your employment to the CEO;

d.	The termination of your employment by the Company at any time Without Cause (as defined in below) with the termination to take effect as determined by the Company; or

e.

The termination of your employment by the Company For Cause (as defined in below), with the termination to take effect immediately upon written notice by the Company to the Employee or upon a date determined by the Company.

7.	Consequences of Termination.

a.

Compensation upon Termination by Company – For Cause. Upon the termination of your employment For Cause, you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive any Base Salary that has accrued but is unpaid, any reimbursable expenses that have been incurred but are unpaid as of your Termination Date, and any other amounts required by law, which will be paid in accordance with Company’s usual payroll procedures (collectively, the “Accrued Amounts”).

b.

Compensation upon Termination by Company – Not For Cause. Upon the Termination Without Cause of your employment provided for in paragraph 6(d), you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive the Accrued Amounts. Upon the Termination Without Cause of your employment provided for in paragraph

6(d), so long as you are complying with the non-compete and other applicable obligations set forth in this Agreement, the Company shall continue to pay you Severance Pay in an amount equal to six (6) months of Base Salary at a rate in effect on the date of termination, reduced by any required federal, state and local taxes and any other applicable withholdings or deductions, with the Company’s payment of such salary continuation payable in periodic installments in accordance with the Company payroll practices. You agree and acknowledge that the Company may condition the receipt of any Severance Pay due to you pursuant to this paragraph upon: (i) you entering into a full release of claims in favor of the Company, its affiliates and subsidiaries and their respective officers and directors and separation agreement in such form as to be provided by the Company and (ii) such general release becomes effective within twenty-one (21) business days after the day it is provided to you for execution, and is not thereafter revoked by you, and provided further that you comply with all terms and conditions of such separation agreement, you will receive the benefit to which you are entitled. In the event the Company invokes its non-compete option as provided below, your Severance Pay will end and the other terms and conditions of said separation agreement will continue.

c.

Compensation upon Termination – By You. Upon your voluntary termination of your employment provided for in paragraph 6(c), you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive the Accrued Amounts.

d.

Compensation Upon Termination – Death or Permanent Disability. In the event your employment is terminated because of death or Permanent Disability, you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive the Accrued Amounts. In the event your employment is terminated as a result of your death, your spouse or, if you are not married at the time of your death, your estate will be entitled to the Accrued Amounts.

8.	Competitive Activity.

a.

Acknowledgements and Agreements. You hereby acknowledge and agree that in the performance of your duties to the Company, you will be brought into frequent contact with existing Customers and Potential Customers of the Company throughout the world. You agree that trade secrets and confidential information of the Company, more fully described below, gained by you during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary for the protection of the Company’s Business that you do not compete with the Company during your employment with the Company and that you do not compete with the Company for a reasonable period thereafter, as further provided herein.

b.

Competitive Activity. While employed by the Company, and for a period of one (1) year following your Termination Date, you are obligated to provide notice to Company of future activity and responsibilities prior to starting a new position. Upon receipt of such notice, the Company will have a 10-day window to exercise a non-compete for a period not to exceed 12 months from the Termination Date. In such event, and only if your employment terminates pursuant to a Termination Without Cause, the Company will pay you, during the 12-month period, your base salary according to the Company payroll schedule less applicable withholdings, so long as you are not otherwise employed. In the event (i) your employment is termination as a Termination Without Cause by the Company, (ii) the Company is paying Severance Pay to you, and (iii) the Company invokes its non-compete option, your Severance Pay will end and the non-compete payment will begin for a period not to exceed one year from Termination Date. In the event you breach this clause, you agree to reimburse immediately all severance and non-compete payments you received from the Company. You agree and understand that should the Company exercise its non-compete option under this paragraph, you will be bound by the terms of this Competitive Activity/non-compete provision, even if you are terminated for cause or you voluntary terminate, and thus do not receive the non-compete payments described herein.

c.

Direct or Indirect Competition. You will be in violation of this paragraph 8 if you engage in any or all of the activities set forth herein directly as an individual on your own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding stock.

d.

If it is judicially determined that you have violated this paragraph 8, then the period applicable to each obligation that you have been determined to have violated will automatically be extended from the date of judicial determination by a period of time equal in length to the period during which such violation(s) occurred.

e.

For purposes of this paragraph 8, the Company will include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which you worked or had responsibility at the time of termination of your employment and at any time during the two-year period prior to such termination.

9.	Non-Solicitation.

a.

Of Customers. You will not, directly or indirectly, at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date solicit, divert, or take away or supervise any other person, firm, or other entity in soliciting, diverting, or taking away any Customer or Prospective Customer of the Company for the purpose of selling, performing or providing Business Services to that Customer or Prospective Customer.

b.

Of Employees. You will not, directly or indirectly, at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date solicit, hire, employ, engage, affiliate with for profit, retain (or assist any other person or entity in soliciting, hiring, employing, engaging, affiliating for profit or retaining) any person who was a Company employee or consultant or independent contractor at any time during the one (1)-year period prior to your soliciting, hiring, employing, engaging, affiliating for profit or retaining, whether for your benefit or the benefit of any other person or organization other than the Company, or solicit, induce, or encourage any such person to terminate or leave the Company’s employ, engagement, or other remunerative relationship with the Company. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

10.	Confidentiality.

a.

You will keep in strict confidence, and will not, directly or indirectly, at any time, during or after your employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its Customers, suppliers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information will include, without limitation, all information belonging to the Company, its affiliates, subsidiaries, or any other person or entity that has entrusted information to the Company in confidence, technology, computer programs or programming, systems, software, software codes, designs, data bases, trade secrets, know-how, research, methods, manuals, records, product or service ideas or plans, work-in-progress, results, algorithms, inventions, developments, original works of authorship, discoveries, experimental processes, experimental results, unpublished patent applications, laboratory notebooks, processes, formulas, investigation or research techniques, engineering designs and drawings, hardware configuration information, regulatory information, medical reports, clinical data and analysis reagents, cell lines, biological materials, chemical formulas, financial information including but not limited to price lists, pricing methodologies, cost data, financial forecasts, historical financial data, and budgets, marketing information, including but not limited to market share data, marketing plans, licenses, business plans, lists of the needs and preferences of Customers and Prospective Customers, promotional materials, training courses and other training and instructional materials, vendor and product information, all agreements with third parties and terms of agreements, transactions and potential transactions, negotiations, information relating to employees and consultants of the Company, including names, contact information, and expertise, lists of or information relating to suppliers and vendors and other business information disclosed by the Company (whether by oral, written, graphic or machine-readable format) which confidential information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed 30 days after the oral disclosure), or which information would, under the circumstances appear to a reasonable person to be confidential or proprietary.

b.

You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and your use of such information during your employment with the Company (except in the course of performing your duties and obligations to the Company) or after the termination of your employment will constitute a misappropriation of the Company’s confidential information and/or trade secrets.

c.

The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

d.

You agree that upon termination of your employment with the Company, for any reason, you will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any documents in whatever form (electronic, hard copy, etc.) or materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in paragraph 10. You agree that all confidential information, as listed in paragraph 10 is the sole property of the Company and you have no right, title or interest to this property. In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

e.

Notwithstanding the above, you will have no liability to the Company with regard to any confidential information you can prove was in the public domain at the time it was disclosed or entered the public domain through no fault of yours.

11.	Discoveries and Inventions; Work Made for Hire.

a.

You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by you for the Company, you will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design (together, “Discoveries and Inventions“). Subject to the requirements of applicable state law, if any, you understand that Discoveries and Inventions will not include, and the provisions of this Letter will not apply to any idea, discovery, invention, improvement, software, writing or other material or design that qualifies fully for exclusion under the provisions of applicable state law. You also agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one year following termination of your employment under this Letter or any successor agreements will be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

b.

You agree that during your employment, and for one year after termination of your employment under this Letter or any successor agreements, you will disclose immediately and fully to the Company any Discovery and Invention conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company, agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company, and agree not to remove these records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common- law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure you signature on a written assignment to the Company of any application for  letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the General Counsel of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark. Any assignment of the rights to an idea, discovery, invention, improvement, software, writing or other material or design includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, any other rights throughout the world that may be known or referred to as “moral rights,“ “artists rights,“ “droit moral,“ or the like. (“Moral Rights”) To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all

Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

c.

You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date), All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

d.

Communication of Contents of Letter. While employed by the Company and for one year thereafter, you will communicate the contents of paragraphs 8-12 of this Letter to any person, firm, association, partnership, corporation or other entity that you intend to be employed by, associated with, or represent.

e.

Confidentiality Agreements. You agree that you will not disclose to the Company or induce the Company to use any secret or confidential information belonging to your former employers. Except as indicated, you warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit your right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. You agree to provide the Company with a copy or summary of obligations of any and all agreements with a third party that preclude or limit your right to make disclosures or to engage in any other activities contemplated by your employment with the Company.

f.

Relief. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Letter would be inadequate. You therefore agree that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained paragraphs 8-12 of this Letter, without the necessity of proof of actual damage or the need to post a bond.

g.

Reasonableness. You acknowledge that your obligations under paragraphs 8- 12 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations. You further acknowledge that this Letter is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Letter and by other consideration, which you acknowledge constitutes good, valuable and sufficient consideration.

12.	Definitions.

a.

“Customer” means any client, customer or account, including, but not limited to any person, firm, corporation, association or other business entity of any kind to which the Company has provided or is providing products or services.

b.

“Company’s Business” means the research, development, and/or commercialization of products and services based on gene-editing technologies in the field of agriculture, food and plant sciences, which is to be construed to include all research, development, and/or commercialization of products and services as may hereinafter evolve within the gene editing field or is in planning or developmental stages at the Company.

c.

“Permanent Disability” means that, because of accident, disability, or physical or mental illness, you are deemed permanently incapable of performing your duties to the Company or any subsidiary, as determined in accordance with the Company’s then current disability insurance policy.

d.

“Prospective Customer” means any prospective client, customer or account, including, without limitation, any person, firm, corporation, association or other business entity of any kind with which the Company had any negotiations or substantial discussions regarding the possibility of providing products or services within the one (1) year period preceding your Termination Date.

e.	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder.

f.	“Termination Date” means the effective date of your termination of employment with the Company.

g.

“Termination For Cause” means the termination by the Company of your employment with the Company or any subsidiary as a result of (i) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (ii) your engagement in an act of fraud, dishonesty, or unauthorized disclosure of Confidential Information (as defined in this Letter); (iii) your willful failure or refusal to comply with any valid and legal directive of the Board of Directors or the CEO; (iv) your gross negligence or willful misconduct with respect to the Company or any subsidiary or affiliate of the Company; (v) your failure or refusal to perform your duties and responsibilities as Vice President, Business Development, (other than such failure resulting from incapacity due to physical or mental illness or temporary or permanent disability) which is not cured within five (5) days after written notice thereof to you; (vi) your material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, which is not cured within five (5) days after written notice thereof to you; (vii) your willful misconduct which has, or can reasonably expected to have, a direct and material adverse monetary effect on the Company or (viii) your material breach of this Letter or any other agreement with the Company, which is not cured within thirty (30) days after written notice thereof to you.

h.

“Termination Without Cause” means the termination by the Company of your employment with the Company for any reason other than a termination for Permanent Disability, death, or a Termination for Cause.

13.	Section 409(A).

a.

General Compliance. This Letter is intended to comply with Section 409(A) or an exemption thereunder and will be construed and administered in accordance with Section 409(A). Notwithstanding any other provision of this Letter, payments provided under this Letter may only be made upon an event and in a manner that complies with Section 409(A) or an applicable exemption. Any payments under this Letter that may be excluded from Section 409(a) either as separation pay provided due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409(A) to the maximum extent possible. For purposes of Section 409(A), each installment payment provided under this Letter will be treated as a separate payment. Any payments to be made under this Letter upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

b.

Specified Employees. Notwithstanding any other provision of this Letter, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “non-qualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” at that time as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date (and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to the you in lump sum on the specified Employee Payment date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

14.	Representations. As of the Effective Date, you represent and warrant to the Company that:

a.

Your acceptance of employment with the Company and your performance of the duties and responsibilities under this Letter will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or otherwise bound.

b.

Your acceptance of employment with the Company and the performance of your duties and responsibilities under this Letter will not violate any non- solicitation, non-competition or other similar covenant or agreement of a prior employer.

15.

Survival. Upon the termination of this Letter, the respective rights and obligations of the parties hereto will survive this termination to the extent necessary to carry out the intention of the parties to this Letter.

16.

Taxes. The Company may withhold from any amounts payable under this Letter all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter, the Company will not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

17.

Notices. Any notice provided for in this Letter will be in writing, with a copy to respective individual email addresses, and will be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to You:

Sarah Reiter

[***]

[***]

Notices to the Company:

Calyxt, Inc.

2800 Mount Ridge Road Roseville, MN 55113

Attention: CEO, with copy to General Counsel at same address or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Letter will be deemed to have been given when so delivered.

18.

Severability. Whenever possible, each provision of this Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability will not affect any other provision, but this Letter will be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of restrictive covenant of the Letter is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the parties to the Letter that the provision be construed by the Court in such a manner as to impose only those restrictions on the parties that are reasonable in light of the circumstances as they then exist and as are necessary to assure the parties of the intended benefit of the Letter. If, in any judicial proceeding, the Court refuses to enforce all of the separate provisions included in the Letter because, taken together, they are more extensive than necessary to assure the parties of the intended benefit of the Letter, those provisions which, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, will, for the purpose of such proceeding, be deemed eliminated from the Letter.

19.

Complete Agreement. This Letter embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

20.	Counterparts. This Letter may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

21.	Successors and Assigns. This Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs,

executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. You hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

22.

Governing Law. This Letter will be governed by, and construed in accordance with, the internal, substantive laws of the State of Minnesota. You agree that the state and federal courts located in the State of Minnesota, without regard to or application of conflict of laws principles, will have jurisdiction in any action, suit or proceeding against you based on or arising out of this Letter and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

23.

Amendment and Waiver. The provisions of this Letter may be amended or waived only with the prior written consent of you and the Company, and no course of conduct or failure or delay in enforcing the provisions of this Letter will affect the validity, binding effect or enforceability of this Letter.

24.

Acknowledgement of Full Understanding. I acknowledge and agree that I have fully read and understand this Letter, and I have had the opportunity to ask questions and consult with an attorney of my choice before signing this Letter.

If these terms are acceptable to you, please sign and date this Letter in the appropriate space below and return it to me as soon as possible. We look forward to you becoming a part of our team.

Please call me with any questions. Sincerely,

/s/ Jim Blome

Jim                       Blome, CEO

Date:10/14/2020

Agreed and Accepted:

/s/ Sarah Reiter

Sarah Reiter

Date: 10/14/2020

EXHIBIT A

The following terms of the relocation package will be available to you immediately, provided that you communicate to the Company in writing the intent to relocate to within fifty (50) miles of the Company’s headquarters 60 days in advance. You will have twelve

(12)months to complete the relocation once commenced, not to extend beyond October 31, 2022.

In the event you do not complete your relocation by October 31, 2022, you will continue to be eligible for a Company supported relocation benefits until October 31, 2024 in alignment with the Company prevailing relocation policy at that time. You will need to communicate the intent to relocate to Minneapolis in writing and, upon confirmation of specific benefits, you will have six (6) months to complete the relocation not to extend beyond April 30, 2025.

If you relocate your primary residence to within fifty (50) miles of the Company’s headquarters, on or before October 31, 2022, the Company will provide the following relocation reimbursement expenses described below, upon satisfaction of the additional conditions described in paragraphs (3) and (4) below and in compliance with all other terms set forth in this Letter.

1.

Reimbursement of Relocation Expenses. The Company will reimburse to you up to a maximum of fifty thousand dollars ($50,000) for documented reasonable and customary expenses incurred by you in relocating pursuant to this paragraph

a.

Home Sale Assistance: The expenses incurred in disposing of your current residence, including the legal fees, document preparation fees, re-conveyance or recording fees, real estate transfer taxes, realtor fees and commissions (up to 6% of home sale price), title policy, mortgage prepayment penalties and other closing costs. Reimbursement will not be provided for loss of value on sale of the home, fixing up and repair costs, prorated taxes after its sale, principal on any mortgage or costs normally paid by buyer.

b.

House Hunting Trip. The expenses incurred for you for up to seven (7) days of travel to the area near the Company’s headquarters to locate a new residence which will include air or ground transportation, mileage, meals, lodging, and use of a rental car for you and spouse.

c.	Temporary Living and Transition Expenses: For up to six months following initiation of relocation and prior to moving household goods to new residence in or near the Company’s headquarters:
i.

The Company will pay for rental car and lease/fees for two-bedroom unit in furnished corporate long-term stay facility (a Residence Inn style facility), condominium, or townhome near the Company’s headquarters.

ii.

Duplicate housing costs to include mortgage interest, property taxes, and homeowner insurance (up to $2,500 per month) for your then- current residence if you have purchased home or executed a long- term lease on residence in reasonable daily commuting distance from the Company’s headquarters.

iii.	Airfare, mileage, and parking for 4 trips per month (on weekends) to current location prior to relocation.
d.

Home Purchase Closing Costs. Closing costs related to the acquisition of a residence. Eligible costs would include survey and appraisal fees, legal fees and normal closing costs (such as certification of title fee, loan origination fees and expenses, costs of inspections, filing fees, credit report) and any other typical residential acquisition transaction costs excluding actual mortgage costs or purchase price.

e.

Movement of Household Goods.The actual cost of preparation, packing, loading, transport, and unloading of household goods for relocation to a new residence. Reimbursable costs include storage costs for your household goods and personal effects either at the destination or point of departure (not both) until a new permanent residence is available, for up to sixty (60) days, travel costs to move you to the new residence, and actual expenses for temporary lodging and meals (for up to three (3) days) for you while and after household goods are being and have been moved.

f.	Final move. Lodging, meals, and mileage (or airfare) to new residence and for initial 3 days after household goods move for employee.
2.

Tax assistance. In addition, you will receive a tax assistance up to $15,000 as a gross-up to substantially cover federal and state taxes related to relocation program upon submittal of requisite documentation with a payment made no later than April 1st of the year in which taxes are due.

3.

Reimbursement of Relocation Expenses. You agree that should your employment terminate pursuant to Section 6(c) or 6(e) within thirty (36) months of the Effective Date, you will be required to repay relocation costs on a pro-rata basis.

4.

Relocation timeline. If you have not substantially completed relocation of your full- time residence to within no less fifty (50) miles of the Company headquarters within 12 months following notice of intent to relocate, then you will repay any of the above payments you have received. This payment shall be made to Calyxt, Inc. in a single sum on or before 90 days following the 12-month relocation deadline.